FIRST AMENDMENT TO LEASE
THIS FIRST AMENDMENT TO LEASE (this “First Amendment”) is made as of March 1, 2017, by and between ARE-SD REGION NO. 23, LLC, a Delaware limited liability company (“Landlord”), and VERTEX PHARMACEUTICALS INCORPORATED, a Massachusetts corporation (“Tenant”).
RECITALS
A.    Landlord and Tenant are parties to that certain Lease Agreement dated as of December 2, 2015 (the “Lease”). Pursuant to the Lease, Tenant leases certain premises containing approximately 170,523 rentable square feet of space in that certain to be constructed building to be known as 3215 Merryfield Row, San Diego, California (“Building”). The Premises are more particularly described in the Lease. Capitalized terms used herein without definition shall have the meanings defined for such terms in the Lease.
B.    Landlord and Tenant desire, subject to the terms and conditions set forth below, to amend the Lease as provided in this First Amendment.
NOW, THEREFORE, in consideration of the foregoing Recitals, which are incorporated herein by this reference, the mutual promises and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.	Dates and Schedule. Notwithstanding anything to the contrary contained in the Lease:
a.    The Target Commencement Date as defined on page 1 of the Lease is hereby amended to be August 1, 2017; provided, however, that in no event may such date be extended by any Force Majeure events whether occurring before or after the date of this First Amendment, but such date may be extended on a day-for-day basis for any Tenant Delays first occurring after the date of this First Amendment;
b.    The reference to the Outside Delivery Date as “May 1, 2017” in the fifth paragraph of Section 2 of the Lease is hereby deleted and replaced with “January 3, 2018”; provided, however, that in no event may such date be extended by any Force Majeure events whether occurring before or after the date of this First Amendment, but such date may be extended on a day-for-day basis for any Tenant Delays first occurring after the date of this First Amendment;
c.    Schedule 2 to the Work Letter is hereby deleted in its entirety and replaced with the schedule attached here to as Exhibit A; and
d.    Landlord and Tenant agree that neither party shall claim Landlord Delay or Tenant Delay with respect to any period prior to the date of this First Amendment.

2.	Budget for Tenant’s Work. The third sentence of Section 7(a) of the Work Letter, Budget For Tenant’s Work, is deleted and replaced with the following:
The Budget shall include a payment to Landlord of administrative rent (“Administrative Rent”) of $15,000 per month, which amount shall be payable on the first of each month commencing on the first day of the full month following Landlord’s delivery of the Building to Tenant in Tenant Improvements Work Readiness Condition through date of completion of Tenant’s Work but in no event shall such Administrative Rent exceed $150,000. There shall be no other payment of Administrative Rent related to Tenant Work.

3.	Right to Expand. Section 39 of the Lease is hereby deleted in its entirety and replaced with the following:
“39.     Right to Expand; Right of First Refusal.
(a)    Expansion in the Project. Landlord, in Landlord’s sole discretion, may at any time construct a second building at the Project (the “Spectrum 3 Building”). Without limiting the foregoing, Landlord shall, in the exercise of its sole and absolute discretion, make the decisions as to all matters regarding the Spectrum 3 Building including, without limitation, the size thereof. Tenant acknowledges that, if Landlord so elects in its sole and absolute discretion, all or a portion of the Spectrum 3 Building may consist of small suites (e.g., a science hotel). Subject to the terms of this Section 39, each time that Landlord intends to accept a written proposal (the “Pending Deal”) to lease all or a portion of the ROFR Space (as hereinafter defined) to a third party, Landlord shall deliver to Tenant written notice (the “Pending Deal Notice”) of the existence and the material terms of such Pending Deal. For purposes of this Section 39(a), “ROFR Space” shall mean any space in the Spectrum 3 Building so long as Landlord has not previously provided Tenant with Pending Deal Notice(s) which in the aggregate cover fifty percent (50%) or more of the total rentable square footage in the Spectrum 3 Building. Tenant shall be entitled to exercise its right under this Section 39(a) only with respect to the entire ROFR Space described in such Pending Deal Notice (the “Identified Space”). Within 5 business days after Tenant’s receipt of the Pending Deal Notice, Tenant shall deliver to Landlord written notice (the “Space Acceptance Notice”) if Tenant elects to lease the Identified Space. Tenant’s right to receive the Pending Deal Notice and election to lease or not lease the Identified Space pursuant to this Section 39(a) is hereinafter referred to as the “Right of Refusal.” Notwithstanding any provision to the contrary in this Lease, once Landlord has provided Tenant with Pending Deal Notice(s) which in the aggregate cover fifty percent (50%) or more of the total rentable square footage in the Spectrum 3 Building, Tenant shall have no further Right(s) of First Refusal. If Tenant elects to lease the Identified Space by delivering the Space Acceptance Notice within the required 5 business day period, Tenant shall be deemed to agree to lease the Identified Space on the same general terms and conditions as this Lease except that the terms of the Lease shall be modified to reflect the terms of the Pending Deal Notice for the rental of the Identified Space, provided, however, that (i) if the term of the lease with respect to the Identified Space would pursuant to the Pending Deal expire prior to the term of the Lease with respect to the then-existing Premises, then the term of the Lease with respect to the Identified Space shall be modified to be co-terminous with the Term of this Lease with respect to the then-existing Premises, and (ii) if the term of the lease with respect to the Identified Space is modified to be co-terminous with the term of the then-existing Premises pursuant to sub-section (i), then the economic terms set forth in the Pending Deal Notice shall be equitably adjusted to account for such extension of the term with respect to the Identified Space, provided that such adjustment of the economic terms shall be no less favorable to Landlord on an annual basis than the economic terms set forth in the Pending Deal (and with market rate annual increases in base rent for the Identified Space for that portion of the lease term for the Identified Space beyond the term provided for in the Pending Deal), as reasonably determined by Landlord and Tenant. If the term of the lease with respect to the Identified Space would pursuant to the Pending Deal expire after the term of this Lease with respect to the then-existing Premises, then the term of the lease with respect to the Identified Space shall be as provided in the Pending Deal (and, for the avoidance of any doubt, no adjustment shall be made to the term of this Lease for the then-existing Premises). Notwithstanding anything to the contrary contained herein, in no event shall the Work Letter or the TI Allowance (as defined in the Work Letter) apply to the Identified Space, as the terms and conditions of the Pending Deal Notice (as may be equitably adjusted by Landlord), including any tenant improvement allowance provided for in the Pending Deal Notice, shall apply. If Tenant fails to deliver a Space Acceptance Notice to Landlord within the required 5 business day period, Tenant shall be deemed to have waived its rights under this Section 39(a) to lease the Identified Space identified in the applicable Pending Deal Notice, and Landlord shall have the right to lease such Identified Space to the third party subject to the Pending Deal (or an affiliate of such third party) (“Pending Deal Party”). Provided Tenant has not already waived or exercised its rights under this Section 39(a) to space which in the aggregate constitutes 50% or more of the total rentable square footage in the Building, Tenant’s Right of First Refusal with respect to such Identified Space shall be restored if Landlord fails to enter into an agreement to lease the Identified Space to the Pending Deal Party within 6 months after Landlord’s deliver of the Pending Deal Notice to Tenant.
(b)    Furthermore, for the avoidance of any doubt, Tenant shall in no event be entitled to a second Pending Deal Notice with respect to any space in the Spectrum 3 Building once Landlord has entered into a lease with a Pending Deal Party with respect to such space in the Spectrum 3 Building.
If Tenant leases a portion of the Spectrum 3 Building and a portion of the Spectrum 3 Building is leased to a third party, the following Lease provisions shall also apply to Tenant’s leasing of the Identified Space (and in the event of any conflict between the provisions of this paragraph and the other provisions of the this Lease with respect to the leasing of the Identified Space, the provisions of this paragraph shall govern): (i) Tenant shall not, without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed, use the Identified Space in any manner which will require ventilation, air exchange, heating, gas, steam, electricity or water beyond the existing capacity of the Spectrum 3 Building as proportionately allocated to the Identified Space based upon Tenant’s share of the Spectrum 3 Building as usually furnished for the Permitted Use, (ii) Tenant’s Alterations affecting the structure of the Spectrum 3 Building or the Building Systems serving the Spectrum 3 Building shall require Landlord’s consent which consent may be given or withheld in Landlord’s sole discretion, (iii) Landlord may equitably increase, in Landlord’s reasonable discretion, Tenant’s share of Operating Expenses for any item of expense or cost reimbursable by Tenant that relates to a repair, replacement, or service that benefits only the Identified Space or only a portion of the Spectrum 3 Building that includes the Identified Space or that varies with occupancy or use. Also, so long as Tenant leases any portion of the Spectrum 3 Building, Section 5(hh) shall be deleted in its entirety.
(c)    Amended Lease. If: (i) Tenant fails to timely deliver a Space Acceptance Notice, or (ii) after the expiration of a period of 20 days from the date Landlord delivers to Tenant a lease amendment or lease agreement for the Identified Space no lease amendment or lease agreement for the Identified Space acceptable to both parties each in their reasonable discretion has been executed and delivered by Tenant to Landlord, Tenant shall be deemed to have waived its right to lease the Identified Space subject to the applicable Pending Deal, subject to terms of Section 39(a).
(d)    Exceptions. Notwithstanding the above, the Right of First Refusal shall, at Landlord’s option, not be in effect and may not be exercised by Tenant:
(i)    during any period of time that Tenant is in Default under any provision of the Lease; or
(ii)    if Tenant has been in Default under any provision of the Lease 3 or more times, whether or not the Defaults are cured, during the 12 month period prior to the date on which Tenant seeks to exercise the Right of First Refusal.
(e)    Termination. The Right of First Refusal shall, at Landlord’s option, terminate and be of no further force or effect even after Tenant’s due and timely exercise of the Right of First Refusal, if, after such exercise, but prior to the commencement date of the lease of such Right of First Refusal, (i) Tenant fails to timely cure any default by Tenant under the Lease; or (ii) Tenant has Defaulted 3 or more times during the period from the date of the exercise of the Right of First Refusal to the date of the commencement of the lease of the Identified Space, whether or not such Defaults are cured.
(f)    Subordinate. Tenant hereby acknowledges and agrees that, notwithstanding anything to the contrary contained in this Lease, Tenant’s Right of First Refusal shall be subject and subordinate to any expansion rights granted in the Spectrum 3 Building to any Pending Deal Party with whom Landlord enters into a lease for space in the Spectrum 3 Building.
(g)    Rights Personal. The Right of First Refusal is personal to Vertex Pharmaceuticals Incorporated and is not assignable without Landlord’s consent, which may be granted or withheld in Landlord’s sole discretion separate and apart from any consent by Landlord to an assignment of Tenant’s interest in the Lease, except that it may be assigned in connection with any Permitted Assignment of this Lease.
(h)    No Extensions. The period of time within which the Right of First Refusal may be exercised shall not be extended or enlarged by reason of Tenant’s inability to exercise the Right of First Refusal.”

4.
Fence. Landlord hereby approves Tenant’s installation, at Tenant’s sole cost and expense, of a fence adjacent to the meadow area of the Project, in a location reasonably agreed to by the parties (the “Fence Installation”), which Fence Installation shall be performed using materials of a quality and design reasonably acceptable to Landlord, subject to the terms of Section 12 of the original Lease and any other conditions that Landlord may reasonably impose.

5.
Brokers. Landlord and Tenant each represents and warrants that it has not dealt with any broker, agent or other person (collectively, “Broker”) in connection with the transaction reflected in this First Amendment and that no Broker brought about this transaction. Landlord and Tenant each hereby agrees to indemnify and hold the other harmless from and against any claims by any Broker claiming a commission or other form of compensation by virtue of having dealt with Tenant or Landlord, as applicable, with regard to this First Amendment.

6.
Disclosure. For purposes of Section 1938 of the California Civil Code, as of the date of this First Amendment, Tenant acknowledges having been advised by Landlord that the project in which the Building is located has not been inspected by a certified access specialist.

7.
OFAC. Tenant and Landlord are currently (a) in compliance with and shall at all times during the Term of this Lease remain in compliance with the regulations of the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of Treasury and any statute, executive order, or regulation relating thereto (collectively, the “OFAC Rules”), (b) not listed on, and shall not during the term of this Lease be listed on, the Specially Designated Nationals and Blocked Persons List, Foreign Sanctions Evaders List, or the Sectoral Sanctions Identification List, which are all maintained by OFAC and/or on any other similar list maintained by OFAC or other governmental authority pursuant to any authorizing statute, executive order, or regulation, and (c) not a person or entity with whom a U.S. person is prohibited from conducting business under the OFAC Rules.

8.	Miscellaneous.
a.    This First Amendment is the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions. This First Amendment may be amended only by an agreement in writing, signed by the parties hereto.
b.    This First Amendment is binding upon and shall inure to the benefit of the parties hereto, and their respective their successors and assigns.
c.    This First Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument. The signature page of any counterpart may be detached therefrom without impairing the legal effect of the signature(s) thereon provided such signature page is attached to any other counterpart identical thereto except having additional signature pages executed by other parties to this First Amendment attached thereto.
d.    Except as amended and/or modified by this First Amendment, the Lease is hereby ratified and confirmed and all other terms of the Lease shall remain in full force and effect, unaltered and unchanged by this First Amendment. In the event of any conflict between the provisions of this First Amendment and the provisions of the Lease the provisions of this First Amendment shall prevail. Whether or not specifically amended by this First Amendment, all of the terms and provisions of the Lease are hereby amended to the extent necessary to give effect to the purpose and intent of this First Amendment.
[Signatures are on the next page]
IN WITNESS WHEREOF, the parties hereto have executed this First Amendment as of the day and year first above written.
TENANT:
VERTEX PHARMACEUTICALS INCORPORATED,
a Massachusetts corporation

By: Charles E. Pappalardo
Its: Vice President, Real Estate and Operations

LANDLORD:
ARE-SD REGION NO. 23, LLC,
a Delaware limited liability company

By:    ALEXANDRIA REAL ESTATE EQUITIES, L.P.,
a Delaware limited partnership,
managing member

By:    ARE-QRS CORP.,
a Maryland corporation,
general partner

By: Michael Budewitz
Its: Vice President RE Legal Affairs